Exhibit 4.27

TWENTIETH SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of January 27, 2025 between Mission Cloud Services, Inc., a Delaware corporation (the “New Guarantor”), a subsidiary of CDW LLC (or its successor), an Illinois limited liability company and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”).
W I T N E S S E T H:
WHEREAS, CDW LLC and CDW Finance Corporation (collectively, the “Issuers”) and existing guarantors listed on Schedule I hereto (the “Existing Guarantors”) have heretofore executed and delivered to the Trustee an Indenture (the “Base Indenture”), dated December 1, 2014, as supplemented by (i) the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”), dated September 26, 2019, providing for the issuance of 4.250% Senior Notes due 2028 (the “April 2028 Notes”), (ii) the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”), dated April 21, 2020, providing for the issuance of 4.125% Senior Notes due 2025 (the “2025 Notes”), (iii) the Sixth Supplemental Indenture (the “Sixth Supplemental Indenture”), dated August 13, 2020, providing for the issuance of 3.250% Senior Notes due 2029 (the “2029 Notes”), (iv) the Seventh Supplemental Indenture (the “Seventh Supplemental Indenture”), dated December 1, 2021, providing for the issuance of 2.670% Senior Notes due 2026 (the “2026 Notes”), (v) the Eighth Supplemental Indenture (the “Eighth Supplemental Indenture”), dated December 1, 2021, providing for the issuance of 3.276% Senior Notes due 2028 (the “December 2028 Notes”), (vi) the Ninth Supplemental Indenture (the “Ninth Supplemental Indenture”), dated December 1, 2021, providing for the issuance of 3.569% Senior Notes due 2031 (the “2031 Notes”), (vii) the Eighteenth Supplemental Indenture (the “Eighteenth Supplemental Indenture”), dated August 22, 2024, providing for the issuance of 5.100% Senior Notes due 2030 (the “2030 Notes”) and
(viii) the Nineteenth Supplemental Indenture (the “Nineteenth Supplemental Indenture” and, together with the Base Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture and the Eighteenth Supplemental Indenture, the “Indenture”), dated August 22, 2024, providing for the issuance of 5.550% Senior Notes due 2034 (the “2034 Notes” and, together with the April 2028 Notes, the 2025 Notes, the 2029 Notes, the 2026 Notes, the December 2028 Notes, the 2031 Notes and the 2034 Notes, the “Notes”);
WHEREAS, Sections 4.11 and 5.01 of the Indenture provides that under certain circumstances the Issuers are required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuers’ obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the New Guarantor are authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all the

Existing Guarantors, to unconditionally guarantee the Issuers’ obligations under the Notes on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.
3.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
4.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
5.Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
6.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
MISSION CLOUD SERVICES, INC.

By: /s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS TRUSTEE

By: /s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

Schedule I to Supplemental Indenture

Guarantors
CDW Corporation, a Delaware corporation
CDW Technologies, LLC, a Wisconsin limited liability company
CDW Direct, LLC, an Illinois limited liability company
CDW Government LLC, an Illinois limited liability company
CDW Logistics LLC, an Illinois limited liability company
Amplified IT LLC, a Virginia limited liability company
SCS Holdings I, LLC, a Delaware limited liability company
Sirius Computer Solutions, LLC, a Texas limited liability company
Sirius Federal, LLC, a Maryland limited liability company
Sirius Computer Solutions Financial Services, LLC, a Delaware limited liability company